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                                                      OMB Number:                 3235-0145
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                    UNITED STATES


                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  (AMENDMENT NO. 2)*

                                 OAK TECHNOLOGY, INC.
                     --------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
                     --------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                     671802 10 6
                     --------------------------------------------
                                    (CUSIP NUMBER)



---------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

CUSIP NO.   671802 10 6                 13G                PAGE 2  OF  4  PAGES

-------------------------------------------------------------------------------
1.     NAME OF
       REPORTING
       PERSON
       S.S. OR I.R.S.              DAVID D. TSANG
       IDENTIFICATION              ###-##-####
       NO. OF ABOVE
       PERSON

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /   (b) /X/

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                   UNITED STATES

-------------------------------------------------------------------------------
                  5. SOLE VOTING POWER
   NUMBER OF
    SHARES                                     3,362,949
 BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH    6. SHARED VOTING POWER
   REPORTING                                      -0-
  PERSON WITH     -------------------------------------------------------------
                  7. SOLE DISPOSITIVE POWER
                                               3,362,949
                  -------------------------------------------------------------
                  8. SHARED DISPOSITIVE POWER
                                                  -0-
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    3,362,949
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES      /X/
       CERTAIN SHARES*
       The aggregate amount in Row 9 excludes an aggregate of 1,120,000 shares of the Issuer's Common Stock held of record by four trusts for the Reporting Person's children for which the Reporting Person's brother and brother-in-law serve as trustees and in which the Reporting Person disclaims any beneficial ownership.
-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                         8.0%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
                                          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT

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ITEM 1.   (a)  NAME OF ISSUER:

               Oak Technology, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               139 Kifer Court, Sunnyvale, CA 94086

ITEM 2.   (a)  NAME OF PERSON FILING:

               David D. Tsang

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal business office of the person filing this Schedule is 139 Kifer Court, Sunnyvale, CA 94086

          (c)  CITIZENSHIP:   U.S.

          (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

          (e)  CUSIP NUMBER:  671802 10 6



ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
               13d-2(b), CHECK WHETHER THE PERSON IS A:   Not applicable

          (a)  Broker or Dealer registered under Section 15 of the Act
          (b)  Bank as defined in section 3(a)(6) of the Act
          (c)  Insurance Company as defined in section 3(a)(19) of the Act
          (d) Investment Company registered under section 8 of the Investment Company Act
          (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)
          (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h)  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

          (a)   Amount Beneficially Owned:   3,362,949
          (b)   Percent of Class:        8.0%
          (c)   Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote     3,362,949
               (ii) shared power to vote or to direct the vote      -0-
              (iii) sole power to dispose or direct the
                    disposition of                               3,362,949
               (iv) shared power to dispose or direct the
                    disposition of                                  -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following / /.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                    Not applicable

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                      February 10, 1998
                                   -----------------------------------------
                                        Date

                                      /s/ David D. Tsang
                                   -----------------------------------------
                                        Signature

                                   David D. Tsang,  Chief Executive Officer
                                   Chairman of the Board of Directors
                                   -----------------------------------------
                                        Name/Title